Exhibit 3
JOINT FILING AGREEMENT
The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
Dated: June 9, 2014

BENEFIT STREET PARTNERS L.L.C.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title	Authorized Signatory

PROVIDENCE EQUITY CAPITAL MARKETS L.L.C.

By:	/s/ Bryan R. Martoken
Name:	Bryan R. Martoken
Title	Authorized Signatory

By:	/s/ Jonathan M. Nelson
Name:	Jonathan M. Nelson

By:	/s/ Paul J. Salem
Name:	Paul J. Salem

By:	/s/ Glenn M. Creamer
Name	Glenn M. Creamer

By:	/s/ Thomas J. Gahan
Name	Thomas J. Gahan